Exhibit 21

Exhibit 21 – Subsidiaries of the Registrant

The following is a list of subsidiaries of the Company:

Subsidiaries	Jurisdiction of Incorporation	Approximate Percentage of Voting Securities Owned
The Citizens Bank of Philadelphia, Mississippi	Mississippi	100%

New South Life Insurance Company	Mississippi	25%